Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated February 3, 2015 to

Pricing Supplement No. 2, dated November 12, 2014 and Pricing Supplement No. 5, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 10, 2015 and February 3, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$900,000	36.283%	$326,547	January 13, 2015
$2,500,000	36.178%	$904,450	January 15, 2015
$500,000	34.404%	$172,020	January 20, 2015
$5,000,000	34.404%	$1,720,200	January 20, 2015
$1,100,000	34.949%	$384,439	January 22, 2015
$1,500,000	34.943%	$524,145	February 2, 2015

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 10, 2015 and February 3, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	58.827%	$2,353,080	January 30, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$15,500,000	41.193%	$6,384,881	$741.92(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $77,441.08 that have been paid in respect of the securities covered by pricing supplements No. 2 and No. 5 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $76,699.16 remain available for future offerings for such pricing supplements described above.